TN08-3148
LMP Real Estate Income Fund Inc. Announces Redemption Date for Series
M Taxable Auction Rate Preferred Shares
New York, NY " August 11, 2008 LMP Real Estate Income Fund
Inc. (NYSE:
RIT) announced today the redemption date for the Fund"s
Series M Taxable
Auction Rate Preferred Shares (ARPS). The Fund will redeem all of the $95 million ARPS outstanding at a redemption price equal to the required liquidation preference of $25,000 per share plus accrued and unpaid dividends thereon on
August 26, 2008.
The redemption information is as follows:
Series M
Cusip # 50208C207
Total Shares 3,800
Redeemed  $95 million
Total Dollar
Amount Redeemed
Redemption
Date August 26, 2008
The Fund will redeem the ARPS using a combination of bank borrowings under a committed, secured 364-day revolving credit facility entered into with a major domestic bank and proceeds generated from the sale of a portion of the Fund"s portfolio securities. Sales of portfolio securities will result in a reduction in the Fund"s amount of leverage and may occur under adverse market conditions. It is also possible that the credit facility may become more expensive or unavailable in the future. On balance, however, it is believed that the potential benefits of the restructured financing will outweigh these risks.
LMP Real Estate Income Fund Inc. is a non-diversified, closed-end management investment company. Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., serves as the Fund's investment manager and
AEW Management and Advisor, L.P., an affiliate of AEW
Capital Management,
L.P., serves as the Fund's sub-adviser.
Contact the Fund at 1-888-777-0102 for additional information, or consult the
Fund's web site at www.leggmason.com/cef.
THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUND. THIS
PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARDLOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED
BY
THE USE OF WORDS SUCH AS "MAY," "WILL," "EXPECT,"
"ANTICIPATE,"
"ESTIMATE," "BELIEVE," "CONTINUE" OR OTHER SIMILAR WORDS.
SUCH
FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND"S
CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS
AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING
TN08-3148
STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS
AND UNCERTAINTIES ARE CONTAINED IN THE FUND"S FILINGS WITH
THE
SECURITIES AND EXCHANGE COMMISSION.
Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co.,
LLC, 212-857-8087
AEW Management and Advisors, L.P. is not affiliated with Legg Mason, Inc. or any of its affiliates.
Legg Mason Investor Services, LLC is a subsidiary of Legg Mason,
Inc.
" 2008 Legg Mason Investor Services, LLC. Member FINRA, SIPC